Exhibit 99.1

Contact: Mark Polzin (314) 982-1758
or John Hastings (314) 982-8622

EMERSON REPORTS STRONG SECOND-QUARTER 2007 RESULTS

•	Sales increased 14 percent to $5.5 billion, led by international strength
•	Earnings per share increased 17 percent to $0.61
•	Solid operating cash flow of $548 million
•	Full-year outlook confirmed

ST. LOUIS, May 1, 2007 – Emerson (NYSE: EMR) announced net sales for the second quarter ended March 31, 2007 were $5.5 billion, an increase of 14 percent over the $4.9 billion reported in the prior year period. Net earnings for the second quarter increased 14 percent to $494 million, or $0.61 per share. This represents a 17 percent increase in earnings per share from the $0.52 earned in the same period last year.

The Company achieved underlying sales growth of more than 7 percent in the quarter, which excludes the impact of favorable exchange rates (over 2 percent) and growth from acquisitions, net of divestitures (4 percent). The growth was led by strong international results, where sales increased by 12 percent on an underlying basis.

“Emerson’s second-quarter performance, on top of the excellent results achieved in the prior year quarter, demonstrates continued momentum for the Company. The top-line growth achieved in the quarter illustrates the broad geographic capabilities we have established through many years of investing to globalize Emerson,” said Chairman, Chief Executive Officer and President, David N. Farr. “The global reach of Emerson, along with the diverse end-market exposures across the Company, allows us to achieve high levels of growth in spite of softness that may be experienced in certain regions or customer segments,” Farr said.

Second-quarter operating profit margin improved to 15.2 percent from 15.0 percent in the prior year period. Segment margins improved in four of the five business

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segments, largely as a result of leverage on the volume increases and benefits from prior cost reduction activities. Pretax margins improved to 13.3 percent from 12.9 percent in the prior year period. Commodity inflation remains persistent and has continued to put pressure on gross and operating profit margins.

Segment Highlights

Process Management delivered a strong quarter of sales and earnings performance. Reported sales grew by 18 percent which included an underlying sales increase of 11 percent and the favorable impact of currency translation (3 percent) and acquisitions (4 percent). Sales growth was balanced geographically, with underlying growth in the United States of 13 percent and 9 percent internationally. Orders rose at a double-digit rate in the quarter as strong capital spending in global energy markets continued to drive the growth. The margin for this segment expanded by 110 basis points to 17.7 percent. Margins for this segment have improved for more than two years due to leverage on sales volume increases as well as its technology leadership, global footprint, and cost reduction and productivity programs.

Industrial Automation reported its fifth consecutive quarter of double-digit growth in reported and underlying sales. In the quarter, reported sales increased by 13 percent with 10 percent underlying growth, favorable currency translation of 4 percent and a 1 percent unfavorable impact from divestitures. Underlying international growth was 15 percent in the quarter, while the United States experienced 4 percent growth. The profit margin for this segment was 14.3 percent, an increase of 20 basis points from the prior year quarter.

Network Power sales grew 19 percent in the quarter, which included underlying sales growth of 6 percent, a favorable impact of 11 percent from acquisitions, net of divestitures, and 2 percent from currency translation. Growth remained strong in the core uninterruptible power supply (UPS), precision cooling and China power systems businesses, all of which experienced double-digit growth during the quarter. The margin for this segment was 12.3 percent versus 11.9 percent in the prior year quarter. Compared to the first quarter of fiscal 2007, the margin for this segment improved by 250 basis points as the segment is realizing the benefits of prior cost reduction efforts.

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Climate Technologies sales increased 11 percent in the second quarter. Underlying sales increased more than 6 percent, acquisitions added 3 percent and currency translation added over 1 percent. Underlying sales in the United States were down nearly 3 percent reflecting slower residential construction rates and tough comparisons to the prior year period due to the 13-SEER transition. International growth for this segment was 23 percent as Europe and Asia both provided exceptional growth. Adoption of heat pump technologies in Europe continued to fuel strong compressor sales growth in this segment. The margin for this segment expanded 40 basis points driven primarily by benefits from prior cost reduction activities and lower restructuring spending.

Appliance and Tools sales grew 6 percent in the quarter which included more than 3 percent growth in underlying sales, reflecting higher sales prices and lower volume. Reported sales also included 1 percent favorable currency translation and 1 percent from acquisitions. Profitability for this segment declined by 210 basis points to 12.0 percent driven by deleverage on volume declines and the negative impact of store reset costs at the big-box retailers. These reset costs will drive sales growth in late 2007 and early 2008.

Balance Sheet / Cash Flow

Operating cash flow was $548 million in the second quarter of 2007, essentially flat compared to the prior year quarter. Improvements were made during the quarter on working capital programs. This is evidenced by the ratio of trade working capital as a percent of sales, which declined to 18.8 percent from 19.8 percent in the first quarter of 2007.

“Our progress during the second quarter on improving working capital performance is encouraging. We are executing on the plans put in place to drive a more efficient balance sheet. This allows Emerson to generate significant cash flows which fund internal growth programs, while also funding share repurchases and dividends for shareholders,” Farr said. “Based on the second quarter results we still expect to generate 2007 operating cash flow of $2.7 billion, free cash flow of $2.0 billion and a return on total capital (ROTC) of approximately 19 percent.”

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2007 Outlook

The first half of fiscal 2007 has provided a strong foundation for the full year, with global economic conditions generally matching expectations. Order trends across the business have also remained supportive of our fiscal 2007 sales and earnings growth objectives. Based on these factors Emerson still expects full year underlying sales in the range of 5 to 7 percent, reported sales growth in the range of 9 to 11 percent and earnings per share in the range of $2.50 to $2.60.

Upcoming Investor Events

On Tuesday, May 1, 2007, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the second-quarter fiscal 2007 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter ended March 31,		Percent
	2006	2007	Change

Net sales	$4,852	$5,513	14%
Less: Costs and expenses
Cost of sales	3,118	3,561
SG&A expenses	1,005	1,115
Other deductions, net	54	43
Interest expense, net	50	58
Earnings before income taxes	625	736	18%
Income taxes	191	242
Net earnings	$434	$494	14%

Diluted avg. shares outstanding (millions)	829.0	804.9

Diluted earnings per common share	$0.52	$0.61	17%

	Quarter ended March 31,
	2006	2007
Other deductions, net
Rationalization of operations	$22	$24
Amortization of intangibles	10	16
Other	28	27
Gains	(6)	(24)
Total	$54	$43

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Six Months Ended March 31,		Percent
	2006	2007	Change

Net sales	$9,400	$10,564	12%
Less: Costs and expenses
Cost of sales	6,073	6,817
SG&A expenses	1,955	2,193
Other deductions, net	77	62
Interest expense, net	100	116
Earnings before income taxes	1,195	1,376	15%
Income taxes	362	437
Net earnings	$833	$939	13%

Diluted avg. shares outstanding (millions)	828.1	806.7

Diluted earnings per common share	$1.00	$1.16	16%

	Six Months Ended March 31,
	2006	2007
Other deductions, net
Rationalization of operations	$34	$40
Amortization of intangibles	19	30
Other	54	58
Gains	(30)	(66)
Total	$77	$62

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	March 31,
	2006	2007
Assets
Cash and equivalents	$604	$1,094
Receivables, net	3,404	3,888
Inventories	2,063	2,388
Other current assets	560	619
Total current assets	6,631	7,989
Property, plant & equipment, net	2,990	3,259
Goodwill	5,636	6,240
Other	1,952	2,044

	$17,209	$19,532

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$412	$1,349
Accounts payable	1,867	2,137
Accrued expenses	1,705	2,016
Income taxes	279	284
Total current liabilities	4,263	5,786
Long-term debt	3,132	3,375
Other liabilities	1,867	2,025
Stockholders’ equity	7,947	8,346

	$17,209	$19,532

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Six Months Ended March 31,
	2006	2007
Operating Activities
Net earnings	$833	$939
Depreciation and amortization	294	328
Changes in operating working capital	(376)	(464)
Other	117	72
Net cash provided by operating activities	868	875

Investing Activities
Capital expenditures	(214)	(276)
Purchases of businesses, net of cash & equivalents acquired	(269)	(172)
Other	13	86
Net cash used in investing activities	(470)	(362)

Financing Activities
Net increase (decrease) in short-term borrowings	(311)	398
Proceeds from long-term debt	5	248
Principal payments on long-term debt	(257)	(3)
Dividends paid	(367)	(421)
Purchases of treasury stock	(111)	(478)
Other	15	6
Net cash used in financing activities	(1,026)	(250)

Effect of exchange rate changes on cash and equivalents	(1)	21

Increase (decrease) in cash and equivalents	(629)	284

Beginning cash and equivalents	1,233	810

Ending cash and equivalents	$604	$1,094

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended March 31,
	2006	2007
Sales
Process Management	$1,143	$1,345
Industrial Automation	931	1,057
Network Power	1,004	1,191
Climate Technologies	852	945
Appliance and Tools	1,072	1,133
	5,002	5,671
Eliminations	(150)	(158)
Total Emerson	$4,852	$5,513

	Quarter Ended March 31,
	2006	2007
Earnings
Process Management	$190	$239
Industrial Automation	131	151
Network Power	119	146
Climate Technologies	125	141
Appliance and Tools	151	137
	716	814
Differences in accounting methods	42	52
Corporate and other	(83)	(72)
Interest expense, net	(50)	(58)
Earnings before income taxes	$625	$736

	Quarter Ended March 31,
	2006	2007
Rationalization of operations
Process Management	$1	$4
Industrial Automation	3	3
Network Power	3	5
Climate Technologies	8	4
Appliance and Tools	7	8
Total Emerson	$22	$24

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Six Months Ended March 31,
	2006	2007
Sales
Process Management	$2,240	$2,563
Industrial Automation	1,791	2,051
Network Power	1,943	2,390
Climate Technologies	1,600	1,633
Appliance and Tools	2,112	2,221
	9,686	10,858
Eliminations	(286)	(294)
Total Emerson	$9,400	$10,564

	Six Months Ended March 31,
	2006	2007
Earnings
Process Management	$366	$456
Industrial Automation	274	317
Network Power	227	263
Climate Technologies	227	231
Appliance and Tools	271	270
	1,365	1,537
Differences in accounting methods	82	100
Corporate and other	(152)	(145)
Interest expense, net	(100)	(116)
Earnings before income taxes	$1,195	$1,376

	Six Months Ended March 31,
	2006	2007
Rationalization of operations
Process Management	$3	$6
Industrial Automation	5	6
Network Power	6	9
Climate Technologies	9	7
Appliance and Tools	11	12
Total Emerson	$34	$40

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

			Percent
	2006	2007	Change

Second-Quarter Operating Profit
Net Sales	$4,852	$5,513	14%
Cost of Sales	3,118	3,561
SG&A Expenses	1,005	1,115
Operating Profit (Non-GAAP)	729	837	15%
Operating Profit % (Non-GAAP)	15.0%	15.2%
Other Deductions, Net	54	43
Interest Expense, Net	50	58
Pretax Earnings	$625	$736	18%
Pretax Earnings %	12.9%	13.3%

	Expected
	Fiscal 2007
Net Sales
Underlying Sales (Non-GAAP)	5 - 7%
Fgn. Currency Translation / Acq / Div	4 pts
Net Sales	9 - 11%

Full Year 2007 Expected Cash Flow
Operating Cash Flow	~ $ 2,700
Capital Expenditures	~700
Free Cash Flow (Non-GAAP)	~ $ 2,000

All amounts above are GAAP financial measures except as noted.

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